Exhibit 99.1

Technitrol, Inc. and Subsidiaries

Unaudited Pro Forma Financial Information

The following unaudited pro forma consolidated statements of operations for the three months ended March 27, 2009 and for the year ended December 26, 2008 give the effect of the Medtech components business (“Medtech”) as if Technitrol, Inc. (“we” or “our”) disposed of Medtech on December 29, 2007. The following unaudited pro forma consolidated balance sheet gives the effect of Medtech as if we disposed of Medtech on March 27, 2009.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the disposition of Medtech.

The unaudited pro forma consolidated statements of operations and consolidated balance sheet have been prepared for illustrative purposes only and do not exclude cost savings from operational efficiencies, revenue synergies or operating strategies employed prior to the disposition. Therefore, the pro forma financial information is not necessarily indicative of the operating results that we would have achieved had the disposition occurred on December 29, 2007 or our financial position had the disposition occurred on March 27, 2009 and should not be construed as a representation of our future operating results or financial position.

The unaudited pro forma consolidated financial information should be read in conjunction with our Consolidated Financial Statements and Notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 26, 2008 and the quarterly report on Form 10-Q for the quarter ended March 27, 2009.

Technitrol, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

For the three months ended March 27, 2009

In thousands, except per share information

	Technitrol, Inc.	Medtech	Pro Forma Adjustments	Pro Forma

Net sales	$182,207	$23,645	$—	$158,562

Cost of sales	146,741	15,585	—	131,156
Selling, general and administrative expenses	32,899	5,224	—	27,675
Severance and asset impairment expense	77,315	—	—	77,315

Total costs and expenses applicable to sales	256,955	20,809	—	236,146

Operating (loss) profit	(74,748)	2,836	—	(77,584)

Other income (expense) (1)	3,929	5,556	(1,549)	(78)

(Loss) earnings before taxes	(70,819)	8,392	(1,549)	(77,662)

Income tax (benefit) expense (2)	(129)	1,309	(805)	(633)

Net (loss) earnings from continuing operations	$(70,690)	$7,083	$(744)	$(77,029)

Earnings per share data:
Basic earnings from continuing operations	$(1.73)	$0.17	$(0.02)	$(1.88)
Diluted earnings from continuing operations	$(1.73)	$0.17	$(0.02)	$(1.88)

Weighted average common shares outstanding (3):
Basic	40,809	40,809	40,809	40,809
Diluted	40,809	40,809	40,809	40,809

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements, which are an integral part of these statements

Technitrol, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

For the twelve months ended December 26, 2008

In thousands, except per share information

	Technitrol, Inc.	Medtech (4)	Pro Forma Adjustments	Pro Forma

Net sales	$1,097,163	$101,330	$—	$995,833

Cost of sales	866,825	68,812	—	798,013
Selling, general and administrative expenses	178,157	25,440	—	152,717
Severance and asset impairment expense	325,408	197,133	—	128,275

Total costs and expenses applicable to sales	1,370,390	291,385	—	1,079,005

Operating loss	(273,227)	(190,055)	—	(83,172)

Other (expense) income (1)	(15,488)	10,111	(7,779)	(17,820)

Loss before taxes	(288,715)	(179,944)	(7,779)	(100,992)

Income tax (benefit) expense (2)	(14,948)	(16,861)	(2,169)	4,082

Net loss from continuing operations	$(273,767)	$(163,083)	$(5,610)	$(105,074)

Earnings per share data:
Basic loss from continuing operations	$(6.74)	$(4.00)	$(0.14)	$(2.60)
Diluted loss from continuing operations	$(6.74)	$(4.00)	$(0.14)	$(2.60)

Weighted average common shares outstanding (3):
Basic	40,744	40,744	40,744	40,744
Diluted	40,744	40,744	40,744	40,744

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements, which are an integral part of these statements

Technitrol, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

As of March 27, 2009

In thousands

	Technitrol, Inc.	Medtech	Pro Forma Adjustments	Pro Forma
Assets

Current assets:
Cash and cash equivalents (5)	$32,870	$3,713	$(1,882)	$31,039
Account receivables, net	123,731	19,560	—	104,171
Inventories	104,422	11,633	—	92,789
Prepaid expenses and other current assets (6)	45,368	5,620	1,157	38,591
Total current assets	306,391	40,526	(725)	266,590

Long-term assets:
Property, plant and equipment	302,483	65,959	—	236,524
Less accumulated depreciation	172,742	11,214	—	161,528
Net property, plant and equipment	129,741	54,745	—	74,996
Deferred income taxes	37,591	7,628	—	29,963
Goodwill, net	86,038	69,448	—	16,590
Other intangibles, net	47,549	22,729	—	24,820
Other assets (7)	15,329	516	4,090	10,723
	$622,639	$195,592	$3,365	$423,682

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of long-term debt	$21,800	$—	$—	$21,800
Accounts payable	58,125	3,558	—	54,567
Accrued expenses and other current liabilities (8)	75,641	10,739	(6,800)	71,702
Total current liabilities	155,566	14,297	(6,800)	148,069

Long-term liabilities:
Long-term debt, excluding current installments (9)	318,500	—	199,518	118,982
Deferred income taxes	14,575	8,631	—	5,944
Other long-term liabilities	41,228	—	—	41,228

Shareholders' equity:
Technitrol, Inc. shareholders' equity:
Common stock and additional paid-in capital	224,027	—	—	224,027
Retained (loss) earnings	(75,593)	222,209	(189,353)	(108,449)
Other comprehensive loss	(66,338)	(49,545)	—	(16,793)
Total Technitrol, Inc. shareholders' equity	82,096	172,664	(189,353)	98,785
Non-controlling interest	10,674	—	—	10,674
Total equity	92,770	172,664	(189,353)	109,459
	$622,639	$195,592	$3,365	$423,682

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements, which are an integral part of these statements

Technitrol, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statements

On June 25, 2009, we completed the disposition of our Medtech components business (“Medtech”) to Xilco A/S (“Xilco”). Medtech is headquartered in Roskilde, Denmark with manufacturing facilities in Denmark, Poland and Vietnam producing the former Sonion A/S (“Sonion”) balanced armature receivers, high-end microphones and electromechanical devices for the hearing aid, high-end audio headset and medical device markets. We received approximately $201 million in cash, however, these proceeds are subject to final working capital and financial indebtedness adjustments. The net proceeds will be used primarily to repay outstanding debt under our multi-currency credit facilty. All open customer orders were transferred to Xilco upon disposition.

(1)

Represents the decrease in interest expense resulting from the approximate $199.5 million repayment of debt on our multi-currency credit facility. Also, the fees and costs paid to our lenders and other parties in conjunction with our credit agreement were capitalized and were being amortized over the term of the agreement. The sale of Medtech required approval by our bank group. In connection with this approval and the amendment to our credit agreement, we decreased the amount of the facility. In amending our facility and decreasing the borrowing capacity, the previously capitalized fees would have been amortized on an allocated basis during the prior twelve months ended December 29, 2007, pro-rata with the decrease in capacity. The adjustment to other expense (income) includes a decrease in other expense related to amortization of lower capitalized fees. Had the disposition occurred on December 29, 2007, other income (expense) for the three months ended March 27, 2009 and the twelve months ended December 26, 2008 would have changed as follows (dollars in millions):

	Three months ended March 27, 2009	Twelve months ended December 26, 2008
Interest	$1.3	$7.1
Capitalized loan fees	0.2	0.7
Total decrease in loss from continuing operations	$1.5	$7.8

Medtech’s other income balances of $5.6 million for the three months ended March 27, 2009 and $10.1 million for the twelve months ended December 26, 2008 are primarily attributable to net foreign exchange gains resulting from the strengthening of the U.S. dollar relative to the functional currencies of Medtech, primarily the Danish krone and Polish zloty.

Technitrol, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statements, continued

(2)   Represents the income tax effect of the decreased interest expense and lower capitalized loan fees described in (1) above. Also, includes additional tax expense due to valuation allowances that would have been necessary had the disposition occurred on December 29, 2007.

	Three months ended March 27, 2009	Twelve months ended December 26, 2008

Interest expense/capitalized loan fees	$0.2	$0.7

Valuation Allowance	0.6	1.5

Total increase in income tax expense	$0.8	$2.2

(3)   The disposition did not change the amount of common stock issued, hence there is no pro forma impact on the weighted average shares outstanding or the (loss) earnings per share.

(4)   Medtech was acquired in the February 28, 2008 purchase of Sonion A/S. Therefore, the pro forma results for Medtech represent ten months of activity in the consolidated operations for the twelve months ended December 26, 2008.

(5)   Represents the cash proceeds received from the sale of Medtech to Xilco, net of the debt repayment that occurred immediately following the disposition.  Had the disposition occurred on March 27, 2009, cash and cash equivalents would have changed as follows (dollars in millions):

Three months ended March 27, 2009
Cash proceeds of Medtech sale	$201.4
Repayments of debt outstanding	(199.5)
Total increase in cash and cash equivalents	$1.9

(6) Represents the short-term portion of the capitalized loan fees described in (1) above whose carrying value would have been decreased had the disposition occurred on March 27, 2009.

Technitrol, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Financial Statements, continued

(7) Represents approximately $2.0 million for the long-term portion of the capitalized loan fees described in (1) above whose carrying value would have been decreased had the disposition occurred on March 27, 2009. Also includes approximately $2.1 million for the reduction of deferred tax assets related to the necessary valuation allowances described in (2) above had the disposition occurred on March 27, 2009.

(8)  Represents the accrued transaction fees and costs paid to external parties that assisted in the negotiation and finalization of the Medtech disposition.

(9) Approximates the total estimated repayment against the debt outstanding on our multi-currency credit facility, which would be funded by the net proceeds of the Medtech disposition.